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                                                                     Exhibit 4.3

                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is made and entered into as of March 6, 2000 by and between K-Tron International, Inc., a New Jersey corporation (the "Company") and American Stock Transfer & Trust Company (the "Rights Agent"). This Amendment amends and otherwise modifies the Rights Agreement (the "Agreement") dated as of October 3, 1991 by and between the Company and First Interstate Bank of Arizona, N.A., the predecessor Rights Agent. Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Agreement.

         WHEREAS, in accordance with Section 26(a) of the Agreement, the Company and the Rights Agent wish to change certain provisions of the Agreement in a manner that the Company deems necessary or desirable and that does not adversely affect the interests of the holders of Rights Certificates.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Section 1(g) shall be amended and restated in its entirety to read as follows:

                    (g) Intentionally left blank.

         2. Section 11(a)(ii)(B) of the Agreement shall be amended and restated in its entirety to read as follows:

                            (B) any Person (other than the Company, any
            Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its
            Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 20% or more of the Common Shares then outstanding, unless the event causing the 20% threshold to be crossed is a Section 13 Event, or is an acquisition of Common Shares pursuant to a tender offer or an exchange offer for all outstanding Common Shares at a price and on terms that provide fair value to all shareholders, as determined by at least a majority of the Board of Directors of the Company, after taking into consideration all factors that such members of the
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            Board of Directors deem relevant, including, without limitation, the long-term prospects and value of the Company and the prices and terms that such members of the Board of Directors believe, in good faith, could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value, or

         3. Section 11(a)(iii) of the Agreement shall be amended and restated in its entirety to read as follows:

                            (iii) In the event that the number of Common Shares
            that are authorized by the Company's Restated Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall: (A) determine the excess of the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value") over the Purchase Price (such excess, the "Spread"), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price,
            (1) cash, (2) a reduction in the Purchase Price, (3) Common Shares of the same or a different class or other equity securities of the Company (including, without limitation, preferred shares or units of preferred shares that a majority of the Board of Directors of the Company has deemed (based, among other things, on the dividend and liquidation rights of such preferred shares) to have substantially the same economic value as Common Shares (such preferred shares, hereinafter referred to as "common share equivalents")), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by a majority of the Board of Directors of the Company after considering the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and
            (y) the date on which the Company's right of redemption pursuant to
            Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and


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            without requiring payment of the Purchase Price, Common Shares (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional Common Shares could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek shareholder approval for the authorization of such additional shares (such period, as it may be extended, the "Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. The Company shall make a public announcement when the exercisability of the Rights has been temporarily suspended, and again when such suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Shares shall be the current market price (as determined pursuant to Section 11(d) hereof) per Common Share on the Section 11(a)(ii) Trigger Date and the value of any "common share equivalent" shall be deemed to have the same value as the Common Shares on such date.

         4. Section 11(q) of the Agreement shall be amended and restated in its entirety to read as follows:

                            (q) In the event that the Rights become exercisable
            following a Section 11(a)(ii) Event, the Company, by action of a majority of the Board of Directors of the Company, may permit the Rights, subject to Section 7(e) hereof, to be exercised for 50% of the Common Shares (or cash or other securities or assets to be substituted for the Adjustment Shares pursuant to subsection
            (a)(iii)) that would otherwise be purchasable under subsection (a), in consideration of the surrender to the Company of the Rights so exercised and without other payment of the Purchase Price. Rights exercised under this subsection (q) shall be deemed to have been exercised in full and shall be canceled.


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         5. Section 13(e) of the Agreement shall be amended and restated in its entirety to read as follows:

                            (e) In the event that the Rights become exercisable
            under subsection (a) (except as provided in subsection (d)), the Company, by action of a majority of the Board of Directors of the Company, may agree with the Principal Party that the Principal Party shall permit the Rights to be exercised for 50% of the Common Shares of the Principal Party that would otherwise be purchasable under subsection (a), in consideration of the surrender to the Principal Party, as the successor to the Company under subsection (a)(ii), of the Rights so exercised and without other payment of the Purchase Price. Rights exercised under this subsection (e) shall be deemed to have been exercised in full and shall be canceled.

         6. Section 21 of the Agreement shall be amended and restated in its entirety to read as follows:

                            SECTION 21. Change of Rights Agent. The Rights Agent
            or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' prior written notice mailed to the Company and to each transfer agent of the Common Shares and Preferred Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' prior written notice mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and Preferred Shares, by registered or certified mail, and to the holders of Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the


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            Company or by such a court, shall be (a) a corporation organized, doing business and in good standing under the laws of the United States or of any state, having a principal office in the State of New York or the State of New Jersey, that is authorized by law to exercise corporate trust and stock transfer powers and is subject to supervision or examination by federal or state authority and that has at the time of its appointment as Rights Agent a combined capital and surplus adequate in the judgment of a majority of the Board of Directors of the Company to assure the performance of its duties hereunder and the protection of the interests of the Company and the holders of Rights or beneficial interests therein, or (b) an Affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for that purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and Preferred Shares and mail a notice thereof in writing to the registered holders of the Rights Certificates or, prior to the Distribution Date, to the registered holders of the Common Shares. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         7. Section 23(a) of the Agreement shall be amended and restated in its entirety to read as follows:

                            (a) The Board of Directors of the Company may, at
            its option, at any time prior to the earlier of (i) the close of business on the tenth day following a Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record
            Date), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the


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            "Redemption Price") and the Company may, at its option, pay the
            Redemption Price either in Common Shares (based on the "current market price", as defined in Section 11(d)(i) hereof, of the Common Shares at the time of redemption) or cash; provided, however, if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption hereunder but prior to any Triggering Event, (i) an Acquiring Person shall have transferred or otherwise disposed of a number of Common Shares in one transaction or a series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event or the Company shall have issued additional equity securities, in either instance such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding Common Shares, and (ii) there is no other Acquiring Person immediately following the occurrence of the event described in clause (i), then the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired.

         8. Section 26(a) of the Agreement shall be amended and restated in its entirety to read as follows:

                            (a) Prior to the Distribution Date and subject to
            the penultimate sentence of this Section 26, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares. From and after the Distribution Date and subject to the penultimate sentence of this
            Section 26, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights Certificates; provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period


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            relating to when the Rights may be redeemed at such time as the
            Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment and shall be fully protected hereunder by doing so. Nothing herein shall require the Rights Agent to execute any supplement or amendment adversely affecting its rights and protections hereunder. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made that changes the Redemption Price, the Final Expiration Date, the Purchase Price or the number of Preferred Share Fractions for which a Right is exercisable. Prior to the Distribution Date, the interests of the beneficial owners of Rights shall be deemed coincident with the interests of the holders of Common Shares.

         9. Section 28 of the Agreement shall be amended and restated in its entirety to read as follows:

                            SECTION 28. Determinations and Actions by the Board
            of Directors, etc. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend or supplement the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board in good faith, shall
            (x) be final, conclusive and binding on the Company, the Rights


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            Agent, the holders of the Rights and all other parties, and (y) not subject the Board to any liability to the holders of the Rights.

         10. This Amendment shall be effective as of March 6, 2000 and shall be governed by and interpreted under the laws of the State of New Jersey, without giving effect to any conflict of laws provisions.

         11. As amended and modified hereby, the Agreement is ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of March 6, 2000.

[corporate seal]                           K-TRON INTERNATIONAL, INC.

Attest:

 /s/ Mary E. Vaccara                       By:  /s/ Edward B. Cloues, II
---------------------                           --------------------------
Mary E. Vaccara                                 Edward B. Cloues, II
As its Secretary                                As its Chairman of the Board
                                                and Chief Executive Officer

                                            AMERICAN STOCK TRANSFER
                                            & TRUST COMPANY



                                            By: /s/ Isaac Kagan
                                               -----------------------
                                               Isaac Kagan
                                               As its Vice President


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